Exhibit 4.1

STATEMENT WITH RESPECT TO SHARES OF
SERIES B REDEEMABLE PREFERRED STOCK OF
PENN NATIONAL GAMING, INC.

Pursuant to Section 1522(c) of the
Pennsylvania Business Corporation Law of 1988

          In compliance with the requirements of Section 1522(c) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Penn National Gaming, Inc., a Pennsylvania corporation (the “Corporation”) does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Amended and Restated Articles of Incorporation, the Board of Directors has adopted the resolution set forth below at a duly-called meeting held on July 2, 2008, establishing and designating a series of Preferred Stock of the Corporation, par value $0.01 per share (the “Preferred Stock”) and fixing and determining the amount and the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock (this “Resolution”).

          RESOLVED, that a series of Preferred Stock of the Corporation, par value $0.01 per share be, and hereby is, created, and the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions thereof are as follows:

          1. Number of Shares and Designation. 12,500 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series B Redeemable Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the requisite filing with the Department of State of the Commonwealth of Pennsylvania.

          2. Rank. Each share of the Series B Preferred Stock shall rank equally in all respects with all other shares of the Series B Preferred Stock. The Series B Preferred Stock shall, with respect to redemption payments and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (i) rank senior and prior to the common stock of the Corporation, par value $0.01 per share (the “Common Stock”), the Series A Preferred Stock of the Corporation, par value $0.01 per share, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank on a parity with each class or series of equity securities of the Corporation, issued in the future without violation of this Resolution, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred Stock as to rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities, other than Junior Securities, are collectively referred to herein as the “Parity Securities”), and (iii) rank junior to each other class or series of equity securities of the Corporation, issued in the future without violation of this Resolution, that by its terms ranks senior to the Series B Preferred Stock as to rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. At the date of the initial issuance of the Series B Preferred Stock there are no Parity Securities and no Senior Securities authorized or outstanding. For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the Holders of a majority of the shares of Series B Preferred Stock outstanding at the time, authorize or issue any Parity Securities or Senior Securities.

          3. Dividends.

             (a) For so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of a majority of the shares of Series B Preferred Stock outstanding at the time, redeem, purchase or acquire, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or other Junior Securities of the Corporation, except for (i) open-market purchases of Common Stock or (ii) tender offers for Common Stock made by the Corporation at a price which is not higher than the price which the Board of Directors has determined in good faith would enable the Corporation to acquire the desired number of shares to be purchased and in no event at a price per share greater than a 20% premium to the market price of the Common Stock on the date that such tender offer is announced.

             (b) The Holders of record of the issued and outstanding shares of Series B Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

          (i) Subject to Section 3(b)(ii), Holders shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock, other assets, or otherwise, and including, without limitation, any dividend or distribution of shares of stock or other equity, or evidences of indebtedness, of any Person, including, without limitation, the Corporation or any Subsidiary of the Corporation) on the shares of Common Stock, in the amount that such Holders would have received if, immediately prior to each record date in respect of which dividends or distributions are paid, each share of Series B Preferred Stock were redeemed for a number of shares of Common Stock equal to the Liquidation Preference divided by the Ceiling Price. Dividends or distributions payable to the Holders pursuant to this Section 3(b)(i) shall be declared and paid on the same dates that such dividends or distributions are declared and paid, and in the same form payable, to holders of shares of Common Stock.

          (ii) In the event that any dividend or distribution is made in excess of a Regular Dividend (a “special dividend”), the Ceiling Price and Floor Price shall be reduced by an amount equal to (A) the aggregate Fair Market Value of such special dividend payable in respect of all outstanding Common Shares, restricted stock and Preferred Stock divided by (B)(I) the total number of Common Shares and restricted stock currently outstanding plus (II) the number of Common Shares into which all shares of Series B Preferred Stock could have been redeemed as calculated in accordance with the provisions of Section 3(b)(i) prior to such special dividend. Furthermore, in the event of any special dividend, the Liquidation Preference per share of Series B Preferred Stock shall be an amount equal to (A) the Liquidation Preference per share immediately prior to such special dividend multiplied by (B) a fraction, the numerator of which is the aggregate Liquidation Preference immediately prior to such special dividend less the aggregate Fair Market Value of such special dividend payable in respect of all of the Series B Preferred Stock and the denominator of which is the aggregate Liquidation Preference of the Series B Preferred Stock immediately prior to the date of such special dividend. The Corporation shall not make any special dividend to the extent that the payment of the special dividend would cause the Ceiling Price to be reduced below $1.00 pursuant to the calculations set forth in this Section 3(b)(ii), or, in the good faith judgment of the Board of Directors, make any non-cash special dividend that, when taken together with all other non-cash special dividends and asset sale self-tenders (as defined below), would, or when declared or paid would be reasonably likely to, cause the Ceiling Price to be reduced by greater than $7.50 (appropriately adjusted for events of the type set forth in Section 8) pursuant to the calculations set forth in this Section 3(b)(ii), without, in either instance, obtaining the approval of the Holders of a majority of the shares of Series B Preferred Stock outstanding at the time, which approval shall not be unreasonably withheld. In addition, in the event that the Floor Price would otherwise be reduced to less than zero as a result of any special dividend, then the Floor Price shall be deemed to equal zero after such special dividend.

          (iii) Notwithstanding Section 3(a), any purchase of Common Stock by the Corporation by means of a tender offer which is funded by an asset sale outside the ordinary course (an “asset sale self-tender”) will require the approval of the Holders of a majority of the shares of Series B Preferred Stock outstanding at the time of such asset sale self-tender (such approval not to be unreasonably withheld) if the aggregate amount to be paid in such asset sale self-tender would have, if paid as a special dividend, alone or together with other asset sale self-tenders and special dividends, caused the Ceiling Price to be reduced by greater than $7.50 pursuant to the calculations set forth in Section 3(b)(ii). In addition, in the event of any asset sale self-tender, the Ceiling Price and the Floor Price shall be reduced pursuant to the calculations set forth in Section 3(b)(ii), substituting, for these purposes, the total premium in such asset sale self-tender for the term “special dividend” in Section 3(b)(ii). The “total premium” in an asset sale self-tender shall be the excess of the aggregate amount paid to the holders of Common Stock pursuant to such asset sale self-tender over the market price of the Common Stock immediately prior to the announcement of such asset sale self-tender.

          (iv) Each dividend or distribution payable pursuant to Section 3(b)(i) hereof shall be payable to the Holders of record of shares of Series B Preferred Stock as they appear on the stock records of the Corporation at the close of business on the record date designated by the Board of Directors for such dividends or distributions (each, a “Dividend Payment Record Date”), which shall be the same day as the record date for the payment of such dividends or distributions to the holders of shares of Common Stock.

             (c) For the avoidance of doubt, the shares of Series B Preferred Stock that have been redeemed upon payment of the Redemption Price shall not be entitled to receive any dividend or distribution pursuant to this Section 3 payable on or after the Redemption Date.

          4. Liquidation Preference. In the event of any liquidation of the Corporation, the Holders shall, with respect to each share of Series B Preferred Stock, receive and be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holder would have been entitled to receive in the liquidation if the share of Series B Preferred Stock were redeemed for a number of Common Shares equal to the Liquidation Preference divided by the Ceiling Price, in preference to the holders of, and before any payment or distribution of any assets of the Corporation is made on or set apart for, any Junior Securities. If the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full the amount payable to the Holders pursuant to this Section 4 and the liquidation preference payable to the holders of any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the Holders and any such other Parity Securities ratably in accordance with the amount payable pursuant to this Section 4 and the liquidation preference for the Parity Securities, respectively. For the avoidance of doubt, no Business Combination shall be considered a liquidation of the Corporation.

          5. Business Combination.

             (a) In the event of any Business Combination in which the consideration for the transaction is payable to all of the holders of Common Stock generally and consists entirely of cash, upon consummation of such Business Combination each share of Series B Preferred Stock shall be entitled to receive from the entity (or an Affiliate thereof) merging with the Corporation or acquiring its assets or voting shares, in exchange for the cancellation of such share, an amount in cash per share equal to:

          (i) if the Transaction Price is less than or equal to the Ceiling Price and greater than or equal to the Floor Price, the Stated Value (calculated as of the date of consummation of such Business Combination),

          (ii) if the Transaction Price is greater than the Ceiling Price, the amount equal to (x) the Stated Value (calculated as of the date of consummation of such Business Combination) plus (y) the product of (A)(I) the Transaction Price less the Ceiling Price divided by (II) the Ceiling Price multiplied by (B) the Liquidation Preference, and

          (iii) if the Transaction Price is less than the Floor Price, the amount equal to (x) the Stated Value (calculated as of the date of consummation of such Business Combination) minus (y) the product of (A)(I) the Floor Price less the Transaction Price divided by (II) the Floor Price multiplied by (B) the Stated Value (calculated as of the date of consummation of such Business Combination).

             (b) In the event of any Business Combination in which the consideration for the transaction is payable to all of the holders of Common Stock generally and includes stock and/or other securities and property (including cash), upon consummation of such Business Combination the Holder of each share of Series B Preferred Stock shall be entitled to receive from the entity (or an Affiliate thereof) merging with the Corporation or acquiring its assets or voting shares, in exchange for the cancellation of each such share, the same kind or kinds of shares of stock and/or other securities and property (including cash), in the same relative proportion, receivable by holders of shares of Common Stock, which would have an aggregate Fair Market Value per share of Series B Preferred Stock equal to the Fair Market Value of the consideration such Holder would have received for one share of Series B Preferred Stock pursuant to clause (i), (ii) or (iii) of Section 5(a), as applicable.

             (c) The Holders shall have the right to vote upon any Business Combination to which clause (iii) of Section 5(a) applies (regardless of the form of consideration paid in such Business Combination), voting together with the holders of Common Stock as a single class. In any such vote, each Holder shall be entitled to cast the number of votes, for each share of Series B Preferred Stock held, equal to the quotient obtained by dividing the Liquidation Preference by the Transaction Price (with such Transaction Price determined, solely for this purpose, as of the record date for determining which holders of Common Stock are entitled to vote on such Business Combination, rather than as of immediately prior to the consummation of the Business Combination). The Corporation shall secure the agreement of any entity (or Affiliate thereof) merging with the Corporation, or acquiring its assets or voting shares, to make the payment referred to in Section 5(a) or 5(b), as applicable.

             (d) To the extent that the shares of stock payable to the holders of Common Stock generally in a Business Combination are, upon delivery, duly and validly authorized and issued, fully paid and nonassessable and free from all liens, security interests and charges (other than liens or charges created by or imposed upon the holders of Common Stock or taxes in respect of any transfer occurring contemporaneously therewith), then the shares of stock received by the Holders pursuant to Section 5(b) will be duly and validly authorized and issued, fully paid and nonassessable and free from all liens, security interests and charges (other than liens or charges created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith) to the same extent.

          6. Redemption by the Corporation.

          (a) On June 30, 2015 (the “Maturity Date”), the Corporation shall redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock (the “Redemption”), for an amount in cash per share equal to:

          (i) if the Average Trading Price calculated as of May 26, 2015 is greater than or equal to the Floor Price, but less than or equal to the Ceiling Price, the Liquidation Preference,

          (ii) if the Average Trading Price calculated as of May 26, 2015 is less than the Floor Price, the product of (x)(I) the Liquidation Preference divided by (II) the Floor Price, multiplied by (y) the Average Trading Price (calculated as of May 26, 2015), or

          (iii) if the Average Trading Price calculated as of May 26, 2015 is greater than the Ceiling Price, the product of (x)(I) the Liquidation Preference divided by (II) the Ceiling Price, multiplied by (y) the Average Trading Price (calculated as of May 26, 2015) ((i), (ii) or (iii), as applicable, the “Redemption Price”).

          (b) Notwithstanding anything in Section 6(a) to the contrary, at the election of and in the sole and absolute discretion of the Corporation, in connection with the mandatory redemption contemplated by Section 6(a), the Corporation may pay all or part of the Redemption Price in shares of Common Stock (such election, the “Stock Election”), provided that public announcement of the Stock Election is made on or prior to June 1, 2015. Any such Stock Election shall be irrevocable. In the event of a Stock Election, the number of shares (calculated to the nearest whole share) so payable shall be determined by dividing (i) the amount of the Redemption Price that the Corporation elects to pay in Common Stock by (ii) the Average Trading Price (calculated as of May 26, 2015). All shares of Common Stock delivered upon redemption of the Series B Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable and free from all liens, security interests and charges (other than liens or charges created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith). Prior to the Maturity Date, the Corporation will procure the listing of the shares of Common Stock, subject to issuance or notice of issuance and approval by the Corporation’s shareholders and/or Board of Directors (to the extent such approval is necessary in order to increase the number of authorized shares of Common Stock or to approve the issuance of Common Stock), on NASDAQ (or, if the Common Stock is not listed or quoted on NASDAQ, the principal national or regional exchange or market on which the Common Stock is then listed or quoted), and will pay all fees and expenses associated with such listing. If notified by a Holder of any required filing or reasonable request for information pursuant to the HSR Act or other required regulatory approvals, the Corporation will, at the sole expense of such Holder, make such filings or provide such information, as applicable, and the Corporation shall cooperate with such Holder to obtain approval under the HSR Act or other required regulatory approvals prior to the Maturity Date. In addition, in the event that the Corporation makes a Stock Election, the Corporation shall use commercially reasonable efforts (i) to cause a registration statement covering the resale of such shares of Common Stock to be issued to the Holders to be effective as of the Maturity Date as the shares may be issued and (ii) to obtain the Issuance Approval (as defined below) prior to the Maturity Date.

          Until such time as there has been any vote of the Corporation’s shareholders that is necessary to approve the issuance of Common Stock on the Redemption Date pursuant to the rules of NASDAQ (or, if the Common Stock is not listed or quoted on NASDAQ, the requirements of the principal national or regional exchange or market on which the Common Stock is then listed or quoted) (such approval, the “Issuance Approval”), the provisions of this Section 6(b) shall not apply for those shares of Common Stock with respect to which such Issuance Approval shall be required. If such vote is held and the Corporation’s shareholders vote in favor of the Issuance Approval, then the Redemption Price shall be paid pursuant to the provisions of this Section 6(b), provided that the Corporation shall be entitled to hold one or more shareholder meetings in order to seek the Issuance Approval. If the Corporation’s shareholders fail to vote in favor of the Issuance Approval after such meeting or meetings, then unless and until the Corporation shall receive such approval, the Corporation shall pay the Redemption Price in shares of Common Stock pursuant to Section 6(b), up to the maximum amount permitted by applicable law or regulation (including the rules of the principal national or regional exchange or market on which the Common Stock is then listed or quoted) without obtaining such approval (such amount, the “Permitted Issuance Amount”), with the remainder of the Redemption Price (the “Remaining Amount”) to be paid in cash funded with the proceeds of a public offering (as such term is defined by the rules of NASDAQ, or, if the Common Stock is not listed or quoted on NASDAQ, as such term may be defined by the principal national or regional exchange or market on which the Common Stock is then listed or quoted) of Common Shares, which offering the Corporation shall use commercially reasonable efforts to complete.

          In the event that the payment of all or part of the Redemption Price in shares of Common Stock would cause a Holder of Series B Preferred Stock to be an Acquiring Person making a Control Share Acquisition (as such terms are defined in the Control Share Acquisition Statute), then, unless the Corporation and such Holder shall have completed the procedures under the Control Share Acquisition Statute to accord voting rights to the full number of shares of Common Stock to be issued to such Holder, the shares of Common Stock delivered to such Holder upon Redemption shall be issued together with, and the Holder shall execute and deliver to the Corporation, a proxy in favor of an attorney-in-fact designated by the Board of Directors covering a number of the shares of Common Stock such that the shares of Common Stock delivered upon Redemption would not be Control Shares (as such term is defined in the Control Share Acquisition Statute) (such number of shares issued with such proxy, the “Excess Shares”). As to any Excess Shares, the proxy shall automatically be terminated on any sale of such Excess Shares or as of the date on which the Holder would not have sufficient voting power over voting shares of the Corporation to meet the threshold in the definition of Control Share Acquisition in the Control Share Acquisition Statute.

             (c) To the extent that the Corporation has not paid the Holders the Redemption Price in full on or prior to the Maturity Date, then any such unpaid amount shall bear interest at a rate of 7.75% per annum, compounded semi-annually (the “Default Rate”), until it is paid in full. The Default Rate shall increase by 1.00% after each ninety (90) day period following the commencement of accrual of interest following the Maturity Date, up to an amount equal to 13.50% per annum. The Default Rate shall commence accruing on the forty-fifth (45th) calendar day following the Maturity Date, with respect to any portion of the Redemption Price as to which a Stock Election has been made in accordance with Section 6(b), and on the first day after the Maturity Date, with respect to any portion of the Redemption Price which is to be paid in cash.

             (d) Any shares of Common Stock issued in connection with a redemption of Series B Preferred Stock pursuant to Section 6(b) are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered.

             (e) If the Redemption does not occur on the Maturity Date, from the Maturity Date until the Redemption Date, the Corporation may not, at any time, (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Securities of the Corporation, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Securities.

             (f) The redemption of the Series B Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the Corporation pays the Redemption Price in full (the “Redemption Date”). At such time on the Redemption Date, the shares of Series B Preferred Stock shall no longer be deemed to be outstanding, and all rights of a Holder with respect to such shares shall immediately terminate except the right to receive cash and/or Common Stock pursuant to this Section 6.

          7. Voting Rights.

             (a) Except as set forth below or in Section 2, Section 3(a), Section 3(b)(iii) or Section 5(c) or as required by applicable law, the Holders shall not be entitled to vote at any meeting of the shareholders for election of members of the Board of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

             (b) So long as any Series B Preferred Stock remains outstanding, the Corporation will not, without the affirmative vote or consent of the holders of a majority of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) amend, alter or repeal the provisions of this Resolution, including by merger or consolidation (an “Event”), so as to adversely affect any right or privilege of the Series B Preferred Stock; provided, however, that no Event shall be deemed to adversely affect the rights and privileges of the Series B Preferred Stock, and the Holders shall have no right to vote with respect to such Event, if (x) following such Event, the Series B Preferred Stock remains outstanding with the terms thereof not adversely changed and represent an interest in the same issuer in which holders of Common Stock prior to such Event will hold their shares following such Event, (y) in connection with the merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, which merger or consolidation is not a Business Combination pursuant to the definition thereof, the Series B Preferred Stock is redeemed or exchanged for a security (a “Replacement Security”) with rights, preferences, privileges and voting powers that are not less favorable than the rights, preferences, privileges and voting powers of the Series B Preferred Stock (it being understood that a Replacement Security shall not be deemed to have rights, preferences, privileges or voting power that are less favorable than the Series B Preferred Stock if the difference in the rights, preferences, privileges or voting power is caused solely by differences between the state law of the jurisdiction of incorporation of the Corporation and the jurisdiction of incorporation of the issuer of the Replacement Security) or (z) Section 5 hereof shall apply to the Event, and as a result the Holders shall be entitled to receive the consideration provided for in Section 5(a) or 5(b), as applicable.

             (c) On each matter submitted to a vote of the Holders in accordance with this Resolution, or as otherwise required by applicable law, each share of Series B Preferred Stock shall be entitled to one vote. With respect to each share of Series B Preferred Stock, the Holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the Holder.

          8. Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common

Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Floor Price and the Ceiling Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying each of the Floor Price and the Ceiling Price, respectively, in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action. An appropriate adjustment to the Floor Price and the Ceiling Price shall also be made in connection with any event that causes a Triggering Event or a Distribution Date (as such terms are defined in the Rights Agreement or corresponding terms in any successor plan).

          9. Definitions.

          Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

          “Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

          “Average Trading Price” means, as of any date, the volume weighted average trading price per share of Common Stock for the 20 consecutive Trading Days immediately preceding such date.

          “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Resolution (i) the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time and (ii) a Person shall be deemed to Beneficially Own any security that, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, is the subject of a derivative transaction entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of or an interest in such securities due to the fact that the value of the derivative is determined by reference to the price or value of such securities.

          “Business Combination” means (i) the direct or indirect sale, assignment, conveyance, transfer or other disposition by the Corporation of all or substantially all of its properties or assets (other than a bona fide financing transaction) or (ii) the acquisition by any Person of Beneficial Ownership of more than 50% of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors, other than any such acquisition in which the holders of the Common Stock and/or Preferred Stock prior to such acquisition own greater than 50% of the voting securities of such Person immediately following the consummation of such acquisition, provided that the term Business Combination shall not include any transaction described in (i) or (ii) above that occurs solely between the Corporation and either (A) a corporation of which it is a wholly-owned Subsidiary (a “Parent”) or (B) any direct or indirect wholly-owned Subsidiary of the Corporation or a Parent, and in which holders of Common Stock receive solely shares of common stock of the Parent or of such direct or indirect wholly-owned Subsidiary of the Corporation or a Parent. For the avoidance of doubt, no liquidation of the Corporation shall be considered a Business Combination. Any merger, consolidation or similar transaction or series of related transaction as a result of which the holders of Common Stock immediately prior to the consummation of such transaction represent less than 50% of the voting securities of the surviving corporation or successor corporation of such transaction shall be deemed to be a “Business Combination” if such designation would not result in the Series B Preferred Stock being deemed to be “Disqualified Capital” or “Disqualified Capital Stock” under either of the indentures governing the Corporation’s publicly traded senior notes and/or senior subordinated notes or the Corporation’s credit agreement, as in effect as of the date of the initial issuance of the Series B Preferred Stock or if it would constitute “Disqualified Capital” or “Disqualified Capital Stock,” the indebtedness issued under such indentures or the credit agreement is no longer outstanding or is being satisfied in full in such transaction.

          “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized by law or executive order to be closed.

          “Capital Stock” means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

          “Ceiling Price” means $67.00 per share (subject to adjustment pursuant to the terms of this Resolution, including adjustment pursuant to Sections 3(b)(ii), 3(b)(iii) and 8).

          “Common Stock” means the common stock of the Corporation, par value $0.01 per share.

          “Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Corporation as having a maturity comparable to the remaining term of the Series B Preferred Stock (as if the final maturity of the Series B Preferred Stock was the Maturity Date) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series B Preferred Stock (as if the final maturity of the Series B Preferred Stock was the Maturity Date).

          “Comparable Treasury Price” means with respect to any date on which the Stated Value is calculated, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such calculation date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such calculation date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Corporation obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

          “Control Share Acquisition Statute” means the Pennsylvania Control Share Acquisition Statute, 15 Pa.C.S. §2561 et seq.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

          “Fair Market Value” means the fair market value (as determined by an independent third party appraiser selected by the Corporation and reasonably acceptable to the Holders of a majority of the then outstanding Preferred Stock) of any cash, stock or other property.

          “Floor Price” means $45.00 per share (subject to adjustment pursuant to the terms of this Resolution, including adjustment pursuant to Sections 3(b)(ii), 3(b)(iii) and 8).

          “Holder” means the holders of Series B Preferred Stock.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

          “Investor Rights Agreement” means the Investor Rights Agreement, dated as of July 3, 2008, by and among the Corporation, FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC.

          “Liquidation Preference” means $100,000 per share of Series B Preferred Stock (subject to adjustment pursuant to the terms of this Resolution, including adjustment pursuant to Section 3(b)(ii)).

          “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

          “Purchase Agreement” means the Stock Purchase Agreement, dated as of July 3, 2008 among the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.

          “Reference Treasury Dealer” means any primary U.S. government securities dealer in the City of New York selected by the Corporation.

          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any date on which the Stated Value is calculated, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business date preceding such calculation date.

               “Regular Dividend” means cash dividends or distributions with respect to the Common Stock or other Junior Securities of the Corporation in amounts and at intervals which are within the customary practice for companies that pay current recurring cash dividends. Although the Corporation does not pay Regular Dividends on the date hereof, it reserves the right to institute the payment of a Regular Dividend in the future.

              “Rights Agreement” means the Rights Agreement between the Corporation and Continental Stock Transfer and Trust Company, dated as of March 2, 1999, as amended from time to time, or any subsequent rights plan.

               “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

               “Stated Value” means, for each share of Series B Preferred Stock, the present value, as of any calculation date, of the Liquidation Preference to be paid on the Maturity Date, computed using a discount rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such period. For the avoidance of doubt, in the event that the Stated Value is calculated as of the Maturity Date, the Stated Value shall equal $100,000 per share of Series B Preferred Stock.

               “Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

               “Trading Day” means any day that the NASDAQ (or, if the Common Stock is not listed or quoted on the NASDAQ, such other national or regional exchange or market on which the Common Stock is then listed or quoted) is open for trading.

               “Transaction Price” means the Fair Market Value of the consideration payable in any Business Combination in respect of one share of Common Stock as of the time immediately prior to the consummation of the Business Combination.

          10. Certain Other Provisions.

              (a) If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of Series B Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

             (b) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

             (c) The Corporation shall be entitled to deduct and withhold from any payment of cash, shares of Common Stock or other consideration payable to a Holder of a share of Series B Preferred Stock, any amounts required to be deducted or withheld under applicable U.S. federal, state, local or foreign tax laws with respect to such payment. In the event the Corporation previously remitted withholding taxes to a governmental authority in respect of any amount treated as a distribution on a share of Series B Preferred Stock, the Corporation shall be entitled to offset any such taxes against any amounts otherwise payable in respect of such share of Series B Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 9th day of July, 2008.

                                                                                 PENN NATIONAL GAMING, INC.

                                                                                  By:  /s/  Robert Ippolito
                                                                                  Name:  Robert Ippolito
                                                                                  Title:     Vice President, Secretary, and
                                                                                               Treasurer